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                                                                Exhibit 99

                                     RIVERWOOD HOLDING, INC.
                    RECONCILIATION OF (LOSS) INCOME FROM OPERATIONS TO EBITDA
                                    (In thousands of dollars)
                                          (unaudited)


                                                                       U.S.
                                                                   TIMBERLANDS/
                                         COATED        CONTAINER-     WOOD
COMPANY                                   BOARD         BOARD        PRODUCTS         CORPORATE        TOTAL
                                       ---------  -------------  ---------------  ---------------  -----------
Second Quarter 1997:
(Loss) Income from Operations......... $  19,307  $     (12,532) $    --          $       (6,530)    $     245
Depreciation and amortization........     23,420          3,944       --                     289        27,653
Purchased asset costs (A)............      4,866            911       --                 --              5,777
Other non-cash charges (B)...........        253          2,966       --                   1,741         4,960
Dividends from equity investments....     --           --             --                     945           945
                                       ---------  -------------  ---------------  --------------  ------------
Pro Forma EBITDA (C).................  $  47,846  $      (4,711) $       --       $       (3,555)    $  39,580
                                       ---------  -------------  ---------------  --------------  ------------
                                       ---------  -------------  ---------------  --------------  ------------


Second Quarter 1996:
Income (Loss) from Operations........  $  19,768  $      (7,260) $       --          $          (6,396) $   6,112
Income from discontinued
  operations.........................     --           --                    15,356         --             15,356
Depreciation, amortization and cost
  of timber harvested................     21,295          4,320               1,950                672     28,237
Purchased asset costs (A)............      9,877          1,217                 844                (41)    11,897
Other non-cash charges (B)...........      1,506           (541)                784                 80      1,829
Dividends from equity investments....     --           --                --                      1,408      1,408
                                       ---------  -------------  ------------------  -----------------  ---------
Pro Forma EBITDA (C).................  $  52,446  $      (2,264) $           18,934  $          (4,277) $  64,839
                                       ---------  -------------  ------------------  -----------------  ---------
                                       ---------  -------------  ------------------  -----------------  ---------


First Six Months 1997:
(Loss) Income from Operations........  $  35,086  $     (25,538) $       --          $         (11,042) $  (1,494)
Depreciation and amortization........     44,369          7,747          --                        647     52,763
Purchased asset costs (A)............     11,085          1,822          --                 --             12,907
Other non-cash charges (B)...........      1,791          3,220          --                      1,851      6,862
Dividends from equity investments....     --           --                --                      1,695      1,695
                                       ---------  -------------  ------------------  -----------------  ---------
Pro Forma EBITDA (C).................  $  92,331  $     (12,749) $       --          $          (6,849) $  72,733
                                       ---------  -------------  ------------------  -----------------  ---------
                                       ---------  -------------  ------------------  -----------------  ---------

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
                                                                       U.S.
                                                                   TIMBERLANDS/
                                         COATED        CONTAINER-     WOOD
PREDECESSOR                              BOARD         BOARD        PRODUCTS            CORPORATE        TOTAL
                                       ---------  -------------  ------------------  -----------------  ---------

First Quarter 1996:
Income (Loss) from Operations........  $  24,638  $      (5,955) $      13,868       $         (16,901) $  15,650
Depreciation, amortization and cost
  of timber harvested................     17,800          4,332          1,735                     571     24,438
Other non-cash charges (B)...........      1,265            261            945                     232      2,703
Dividends from equity investments....     --           --                --                 --             --
Pro forma adjustments................      3,471            120            218                   9,533     13,342
                                       ---------  -------------  ------------------  -----------------  ---------
Pro Forma EBITDA (C).................  $  47,174  $      (1,242) $      16,766       $          (6,565) $  56,133
                                       ---------  -------------  ------------------  -----------------  ---------
                                       ---------  -------------  ------------------  -----------------  ---------

Notes:
(A) Certain expenses and costs are excluded from the Company's (Loss) Income from Operations in determining EBITDA (as defined below), including amortization, depreciation or expenses associated with the write-up of inventory, fixed assets and intangible assets in accordance with APB 16 and APB Opinion No. 17, "Intangible Assets", collectively referred to as the "Purchased asset costs."

(B) Other non-cash charges include non-cash charges deducted for LIFO inventory reserves, pension, postretirement and postemployment benefits, depletion of prepaid timber and amortization of premiums on hedging contracts in determining net income other than Purchased asset costs (see above).

(C) Pro Forma EBITDA is defined as consolidated net income (exclusive of non-cash charges resulting from purchase accounting during the first quarter of 1997) before consolidated interest expense, consolidated income taxes, consolidated depreciation and amortization, cost of timber harvested and other non-cash charges deducted in determining consolidated net income and extraordinary items and the cumulative effect of accounting changes and earnings of, but including dividends from, non-controlled affiliates, and calculated on a pro forma basis to exclude Other Costs (see Note 6 in Notes to Condensed Consolidated Financial Statements) of the Predecessor. The Company believes that EBITDA provides useful information regarding the Company's debt service ability, but should not be considered in isolation or as a substitute for the Condensed Consolidated Statements of Operations or cash flow data.